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                                                                      EXHIBIT 11

                           WEST ESSEX BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
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
                                                                                  Three Months Ended
                                                                                      March 31,
                                                                        ---------------------------------------
                                                                              1999                 1998
                                                                        ------------------   ------------------
Net income                                                                  $   751,579            $ 511,141

Weighted average number of common shares outstanding                          4,066,089              N/A

Common stock equivalents due to dilutive effect
 of stock options                                                                    --              N/A

Total weighted average number of common shares
 and common share equivalents outstanding                                     4,066,089              N/A

Basic earnings per common share                                             $      0.18              N/A

Diluted earnings per common share                                           $      0.18              N/A
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